Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-53542 and 333-137857) of Unit Corporation of our report dated June 23, 2011 relating to the financial statements and supplemental schedules of the Unit Corporation Employees’ Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
June 23, 2011